SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                               FORM 8-K/A

                             CURRENT REPORT

                Pursuant to Section 13 or 15 (d) of the
                    Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported):
                            October 19, 2001


                CROWN RESOURCES CORPORATION
               (Exact name of registrant as specified in
                its charter)


           Washington          0-17480      84-1097086
         (State or other  (Commission    (I.R.S. Employer
         jurisdiction of   File Number)   Identification
          incorporation)                        Number)


                      4251 Kipling Street, Suite 390
                         Wheat Ridge, CO 80033
                (Address of Principal Executive Offices)

        Registrant's telephone number,
        including area code:
      (303) 534-1030
      (Former name or former address, if changed since last report)
      1675 Broadway, Suite 2400, Denver, CO 80202

   Item 5.  Other Events

           On October 19, 2001 the company received and accepted subscription agreements for the purchase of $3.2 million of convertible secured notes and warrants.

           The Company anticipates that all or a portion of the proceeds from the financing will be used to restructure the Company's existing $15 million subordinated debentures and initiate permitting on its Crown Jewel gold project in the state of Washington.

           The notes are secured by all the assets of the Company, consisting primarily of its interest in the Crown
      Jewel property, and its wholly-owned subsidiary, Crown
      Resource Corp. of Colorado, whose assets consist primarily of a 41% equity interest in Solitario Resources
      Corporation.


      Exhibit
      Number         Description

      20.1 Crown Resources Corporation's Press Release dated
                     October 18, 2001.



                               SIGNATURES

                Pursuant to the requirements of the Securities
      Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     CROWN RESOURCES CORPORATION


      Dated:     October 19, 2001      By:  /s/ James R. Maronick
                                             James R. Maronick
                                              Chief Financial
                                                Officer

                    INDEX TO EXHIBITS




      Exhibit
      Number              Description         Page Number

      20.1           Crown Resources Corporation's
                     press release dated October 18, 2001.

                                                Exhibit 20.1

      October 18, 2001

      CROWN RESOURCES REACHES AGREEMENT ON

      SECURED NOTE FINANCING

      Denver, Colorado: Crown Resources Corporation today announced that it has received and accepted subscription agreements for the purchase of $3.2 million of convertible secured notes and warrants which is expected to close October 19, 2001. The Company is in the process of completing the sale of an additional $400,000 of the notes and warrants. There can be no assurance, however, that the Company will be able to sell the additional notes and warrants. The Company anticipates that all or a portion of the proceeds from the financing will be used to restructure the Company's existing $15 million subordinated debentures and initiate permitting on its Crown Jewel gold project in the State of Washington. The notes are secured by all the assets of the Company, consisting primarily of its interest in the Crown Jewel property, and its wholly-owned subsidiary, Crown Resource Corp. of Colorado, whose assets consist primarily of a 41% equity interest in Solitario Resources Corporation.

      The notes have a five-year term and carry a 10% interest rate payable quarterly in cash or the Company's common stock, at the election of the Company. Approximately $2.85 million of the proceeds from the secured note financing will be held in escrow pending restructuring of the debentures. The remaining $350,000 in proceeds from the sale of the notes will be made immediately available to the Company for general corporate purposes. The $2.85 million notes are convertible into the Company's common shares at a conversion price of $0.35 per share, subject to adjustment. In addition, each of the note holders will be issued a warrant, which may be exercised at any time over the next five years, for each share into which the $2.85 million notes is convertible into the Company's common shares at an exercise price of $0.75 per share, subject to adjustment. The $350,000 note is convertible into the Company's common shares at a conversion price of $0.2916 per share, subject to adjustment. In addition, the holder of the $350,000 note will be issued a warrant, which may be exercised at any time over the next five years, for each share into which the $350,000 note is convertible into the Company's common shares at an exercise price of $0.60 per share, subject to adjustment. The terms of the $350,000 note and the related warrant are otherwise identical to the terms of the $2.85 million notes and related warrants.

      The release of the escrowed funds is conditioned upon certain corporate restructuring requirements, which must be approved by the note holders. The Company anticipates that its restructuring of the existing debt will require the issuance of additional convertible securities to the existing debt holders which will cause a substantial downward adjustment to the conversion price of the $3.2 million notes and $350,000 note and the exercise price of the corresponding warrants under the anti-dilution provisions of the notes and warrants.

      The Company has been in default since August 27, 2001, on its existing debentures. The Company is currently engaged in discussions with a majority of the debenture holders regarding restructuring the terms of the debentures. There can be no assurance, however, that the Company will be able to restructure the debentures. Additionally, the Company may seek protection from its creditors and file a plan of reorganization under United States federal bankruptcy laws to complete the restructuring plan.

      In anticipation of the above transactions, and a pending restructuring of the debentures, the Company has applied for voluntary delisting from the Toronto Stock Exchange (the "TSE") pursuant to the rules of the TSE. The Company's common shares have been suspended from trading on the TSE since August 13, 2001 as a result of the Company's inability to meet the continued listing requirements of the TSE.

      Crown will not delay closing until 21 days after the announcement of the transaction because Crown requires operating capital while it negotiates the restructuring with the debenture holders.

      Crown is a U.S. domiciled gold exploration and development company with properties in the United States, and is traded on the OTC Bulletin Board under the trading symbol CRRS.

      FOR MORE INFORMATION, CONTACT:

      Christopher E. Herald or James R. Maronick: 303-534-1030
      Debbie W. Mino: 800-229-6827
      E-mail: dwmino@compassnet.com


      The information set forth above includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected in the forward-looking statements include, but are not limited to, the timing of receipt of necessary governmental permits, the results of judicial proceedings, the market price of gold, results of current exploration activities and other risk factors.